Exhibit 99.3

SCHEDULE III

CRUM & FORSTER HOLDING INC.

Supplementary Insurance Information
Years Ended December 31, 1999, 2000 and 2001
(In thousands)

							Amortization
	Deferred	Unpaid				Losses	of Deferred
	Policy	Losses and		Net	Net	and Loss	Policy	Other	Net
	Acquisition	Loss Adjustment	Unearned	Premiums	Investment	Adjustment	Acquisition	Insurance	Premiums
Period	Costs	Expenses	Premiums	Earned	Income	Expenses	Costs	Expenses	Written

1999				$679,649	$157,711	$556,864	$109,411	$126,418	$599,138
2000	$31,398	$3,306,741	$300,370	$522,716	$142,586	$391,102	$98,503	$119,549	$506,473
2001	$42,320	$3,423,793	$343,300	$565,800	$119,171	$641,748	$90,385	$121,851	$607,098